Exhibit 99.1

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Resmed Announces Election of Nicole Mowad-Nassar to Board of Directors and Upcoming Retirement of Rich Sulpizio

•	Mowad-Nassar is Senior Vice President at AbbVie and President, Specialty and U.S. Therapeutics Operations

•	Her appointment brings over 30 years of strategic, commercial, and operational expertise in the pharmaceutical and broader healthcare industry, with a focus on digital innovation

SAN DIEGO, August 18, 2025 – Resmed (NYSE: RMD, ASX: RMD) today announced the election of Nicole Mowad-Nassar to its board of directors, effective August 15, 2025. The company also announced that board member Rich Sulpizio is thanked for two decades of contributions to Resmed, and will retire from the board, not standing for reelection at the 2025 Annual Meeting of Stockholders, scheduled for November 19, 2025.

Nicole Mowad-Nassar currently serves as President of Specialty and U.S. Therapeutics Operations at AbbVie. She leads a $6 billion commercial portfolio spanning more than 17 therapeutic areas and oversees a workforce of 6,000. Over her 30-year career, she has held senior executive roles across commercial strategy, marketing, digital innovation, patient services, and large-scale business transformation. Her leadership includes both U.S. and global responsibilities, with direct contributions to long-range strategic planning, digital health innovation, and enterprise integration.

At AbbVie, Mowad-Nassar led the commercial integration of the $63 billion Allergan acquisition, one of the largest in industry history. She ensured continuity across product launches, while minimizing operational disruption.

“Nicole’s track record with multiple strategic, commercial, and operational roles, in the US and globally, at one of the world’s largest pharmaceutical companies will add new dimensions of thought and broad healthcare delivery experience to our board,” said Mick Farrell, Resmed’s Chairman and CEO. “Nicole brings a sharp commercial lens, a deep commitment to patient access, and a strong orientation toward digital patient engagement. I am impressed by Nicole’s personal life journey and her professional insight; she will be a great addition to our Resmed board of directors.”

Mowad-Nassar will serve as an independent director and has been appointed to the Compensation and Leadership Development Committee. She will stand for reelection with the rest of Resmed’s board members at the company’s 2025 Annual Meeting of Stockholders.

Rich Sulpizio, who has served on Resmed’s board of directors since 2005, will retire following the 2025 Annual Meeting. During his tenure, Rich has chaired the Compensation Committee, served on the Audit Committee, and most recently chaired the Nominating and Governance committee. Sulpizio is the former President and Chief Operating Officer of Qualcomm, and served on the board of both Qualcomm and CA Technologies.

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“Rich has made extraordinary contributions to Resmed’s board over the past two decades,” said Farrell. “He brought energy, candor, and always with a people-first mindset, to every boardroom conversation. Rich has been, and will continue to be, a mentor to me and many other executives in the tech and healthcare industry; I am proud to have served on our Resmed board together, and I wish Rich and his family all the best.”

About ResMed

Resmed (NYSE: RMD, ASX: RMD) creates life-changing health technologies that people love. We’re relentlessly committed to pioneering innovative technology to empower millions of people in 140 countries to live happier, healthier lives. Our AI-powered digital health solutions, cloud-connected devices and intelligent software make home healthcare more personalized, accessible, and effective. Ultimately, Resmed envisions a world where every person can achieve their full potential through better sleep and breathing, with care delivered in their own home. Learn more about how we’re redefining sleep health at Resmed.com and follow @Resmed.

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